Exhibit 3.15

LIMITED LIABILITY COMPANY DECLARATION

OF

EATON AEROSPACE LLC

THIS LIMITED LIABILITY COMPANY DECLARATION (this “Declaration”) is made and entered into as of the 19th day of May , 2000, by Eaton Hydraulics Inc., a Delaware corporation, as the initial sole member of Eaton Aerospace LLC (the “Company”).

ARTICLE I

DEFINITIONS

The following terms used in this Declaration shall have the following meanings:

1.01 “Act” shall mean the Delaware Limited Liability Company Act contained in Title 6, Chapter 18 of the Delaware Code Annotated, as amended from time to time.

1.02 “Affiliate” shall mean with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” shall mean the possession, directly or indirectly, of over 50% of voting power.

1.03 “Approval of the Member” shall mean the written consent or consent of the Member as described in Section 5.05 hereof

1.04 “Board Member” shall mean a member of the Board of Managers of the Company designated in accordance with Section 6.01 hereof.

1.05 “Board of Managers” shall mean the board described in Section 6.01 hereof. The Board of Managers shall act as the manager of the Company within the meaning of Section 18-101(10) of the Act.

1.06 “Capital Contribution” shall mean any actual or deemed contribution to the capital of the Company in cash and/or property by a Member, whenever made.

1.07 “Certificate of Formation” shall mean the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware, as the same may be amended or restated from time to time.

1.08 “Certificate of Interest” shall mean the Certificate of Interest issued on behalf of the Company to evidence ownership of the Membership Interest.

1.09 “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws, as each of the foregoing may be amended from time to time.

1.10 “Company” shall refer to Eaton Aerospace LLC, a Delaware limited liability company.

1.11 “Declaration” shall mean this Limited Liability Company Declaration of the Company as originally executed and as amended, restated or supplemented from time to time.

1.12 “Disregarded Entity” shall mean an entity disregarded as separate from its owner for federal income tax purposes, in accordance with Section 301.7701-3 of the Treasury Regulations.

1.13 “Dissolution Event” shall have the meaning set forth in Section 9.1 hereof.

1.14 “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

1.15 “Indemnitee” shall have the meaning set forth in Section 10.11 hereof.

1.16 “Initial Capital Contribution” shall have the meaning set forth in Section 2.01 hereof.

1.17 “Initial Member” shall mean Eaton Hydraulics Inc., a Delaware corporation.

1.18 “Member” shall mean the Initial Member and any Substitute Member.

1.19 “Membership Interest” shall mean the Member’s entire limited liability company interest in the Company, including the Member’s rights to participate in the management or affairs of the Company and such other rights and privileges that the Member shall enjoy by being a Member.

1.20 “Officers” shall mean the Persons elected by the Board of Managers to act as officers of the Company.

1.21 “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

1.22 “Substitute Member” shall mean the transferee of the Member’s Membership Interest permitted to become a member of the Company pursuant to Section 8.02 hereof.

1.23 “Transfer” means, with respect to the Membership Interest, to sell, give, assign, divest, dispose of or transfer ownership or control of all, any part of or any interest in the Membership Interest, whether voluntarily or by operation of law.

1.24 “Treasury Regulations” shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II

FORMATION OF THE COMPANY

2.01 Formation. The Initial Member caused the Company to be formed as a limited liability company on May 18, 2000, by filing an executed Certificate of Formation, in the form of Exhibit A attached hereto, with the Secretary of State of the State of Delaware in accordance with and pursuant to the Act. As evidence of the Initial Member’s Membership Interest in the Company pursuant to such formation, the Company shall issue a Certificate of Interest to the Initial Member, in the form set forth on Exhibit B attached hereto. The Initial Member shall make the Capital Contribution set forth in a Contribution Agreement in the form of Exhibit C attached hereto (the “Initial Capital Contribution”).

2.02 Name. The name of the Company is Eaton Aerospace LLC, and all business of the Company shall be conducted under that name.

2.03 Principal Place of Business. The principal place of business of the Company is 1111 Superior Avenue, Cleveland, Ohio 44114. The Company may establish additional offices or relocate its place of business as the Board of Managers may from time to time deem advisable.

2.04 Registered Office and Registered Agent. The Company’s initial registered agent for the service of process shall be The Corporation Trust Company and the registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The Officers may change the registered office and registered agent from time to time by making an appropriate filing with the Delaware Secretary of State pursuant to the Act.

2.05 Term. The Company shall exist perpetually, unless earlier dissolved and its affairs wound up in accordance with either the provisions of this Declaration or the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.06 Foreign Qualification. The Company shall qualify to do business in each jurisdiction where its business requires it to be so qualified. One or more authorized representatives of the Company shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Declaration that are necessary or appropriate to qualify, continue and terminate, as appropriate, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.07 Operating Agreement. This Declaration shall serve as the “operating agreement” of the Company, as such term is used in the Act.

2.08 Disregarded Entity. It is the intention of the Initial Member that the Company be a Disregarded Entity. The Member, the Board of Managers and the Officers shall take all reasonable steps to cause the Company to be a Disregarded Entity, and shall not take any action that would cause the Company to not be a Disregarded Entity.

ARTICLE III

BUSINESS OF THE COMPANY

3.01 Purpose of the Company. The nature of the business or purpose of the Company shall be to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Act.

ARTICLE IV

ACTIVITIES SEPARATE FROM

AFFILIATES AND MEMBER

4.01 Covenants. The Company shall take, and the Member, the Board of Managers and the Officers shall cause the Company to take, all of the following actions:

(a) to operate its business separate and apart from the business of any other Entity, including, without limitation, any of its Affiliates, the Member and Affiliates of the Member;

(b) to hold itself out as an independent Entity which conducts business separate and apart from all other Entities and correct any misunderstanding regarding its separate identity; and

(c) to observe all formalities set forth in this Declaration and any other organizational document.

ARTICLE V

MEMBER

5.01 Member. The name and address of the Member is set forth on Exhibit D attached hereto, as the same may be amended from time to time.

5.02 Matters Reserved Exclusively to the Member. Notwithstanding Sections 6.01 or 7.02 hereof, the Company shall not take (or agree to take), and neither the Board of Managers nor the Officers shall cause the Company to take (or agree to take), any action with respect to the following matters, except upon Approval of the Member:

(a) to continue the business of the Company upon a sale of all or substantially all of the assets of the Company pursuant to Section 9.01(a)(iv);

(b) to permit the Transfer of the Member’s Membership Interest to a Substitute Member; or

(c) to any other acts on behalf of or with respect to the Company which under Delaware law would require action by the Member.

5.03 Limitation of Liability. The Member’s liability shall be limited as set forth in this Declaration, the Act and other applicable law.

5.04 Binding Authority. The Member shall not have the authority to bind the Company without the approval of the Board of Managers.

5.05 Action by Member. Any action required to be taken by the Member shall be taken by a written consent describing the action taken, signed by the Member and delivered to the Officers for inclusion in the minutes or for filing with the Company records (“Approval of the Member”).

ARTICLE VI

BOARD OF MANAGERS

6.01 Management of Business. A Board of Managers shall be established with the responsibility for (a) establishing policies and guidelines for the conduct of the business and affairs of the Company, (b) supervising and directing the Officers and (c) making determinations with respect to certain other significant and extraordinary matters (as more fully referenced in Section 6.02 hereof). The initial Board of Managers shall consist of three (3) individuals designated by the Member and listed on Exhibit E attached hereto, as the same may be amended from time to time, and shall have all the powers of a manager of a limited liability company permitted under the Act. In no event shall the Board of Managers consist of fewer than two (2) Board Members. In the event of the removal, death, complete disability, or resignation of any Board Member, the Member shall have the right to designate a substitute Board Member. Each individual designated by the Member may be removed by the Member at any time for any reason. An individual who serves on the Board of Managers may voluntarily resign at any time by delivering written notice to the Member. A resignation is effective without acceptance when the notice is delivered to the Member, unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Member accepts the future effective date, the Member may fill the pending vacancy before the effective date if it provides that the successor does not take office until the effective date.

6.02 Matters Reserved Exclusively to the Member and the Board of Managers. Any action with respect to the following matters shall be taken only upon the Approval of the Member and the affirmative vote of the Board of Managers:

(a) to make an assignment for the benefit of creditors, file, or consent to the filing of, a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver, trustee or other similar official for it or for a substantial part of its assets, commence, to the fullest extent permitted by law, any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute or similar law or statute of any jurisdiction, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator or trustee of the Company of substantially all or part of its assets, or admit its inability to pay its debt generally as they become due;

(b) to sell, transfer, assign, convey or lease all or substantially all of the assets of the Company;

(c) to merge, consolidate, liquidate or, subject to Article IX hereof and to the fullest extent permitted by law, dissolve the Company; and

(d) to directly or indirectly purchase or otherwise acquire all or substantially all of the assets of another Entity.

6.03 Rights and Powers of the Board of Managers.

(a) Meetings. Meetings of the Board of Managers may be called at any time by any Board Member and shall be held at the Company’s principal office unless otherwise agreed upon by the Board Members. Written notice stating the date, time and place of each meeting shall be given to each Board Member not less than five (5) nor more than thirty (30) days before the date of such meeting. Such notice shall specify the purpose for which the meeting is called and any issues that are proposed to be discussed or voted upon at such meeting.

(b) Waiver of Notice. Any Board Member may waive notice of any meeting before or after the meeting. The waiver must be in writing, signed by the Board Member entitled to the notice and delivered to any of the Officers for inclusion in the minutes or filing with the Company’s records. A Board Member’s attendance at or participation in a meeting waives any objection to lack of notice or defective notice of the meeting unless the Board Member at the beginning of the meeting, or promptly upon arrival, objects to holding the meeting or to transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

(c) Quorum. Except as otherwise consented to in writing by each Member, a quorum for the transaction of business at any meeting of the Board of Managers requires the presence at such meeting, in person or by proxy, of at least two (2) Board Members.

(d) Proxy. Any Board Member may grant any other Board Member a proxy to vote in his or her stead.

(e) Voting of the Board of Managers. Unless otherwise required by the Act or this Declaration, all decisions of the Board of Managers shall be made by the vote of a majority of the Board Members. No issue shall be voted on by the Board of Managers unless notice of the issue is given or such notice is waived by any Board Member not receiving such notice as set forth in Section 6.03(b) hereof.

(f) Action Without Meeting. Any action required or permitted by this Declaration or by law to be taken at a meeting of the Board of Managers may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the Board Members entitled or required to vote with respect to the subject matter thereof and delivered to the Company for inclusion in the Company’s records. Any such written consent may be signed in two or more counterparts.

(g) Telephonic Meetings. Except as provided herein and notwithstanding any place set forth in the notice of the meeting or this Declaration, the Board of Managers and any committees thereof may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other.

6.04 Limitation of Liability. The Board of Managers’ liability shall be limited as set forth in this Declaration, the Act and other applicable law.

ARTICLE VII

OFFICERS

7.01 Officers. The Persons designated on Exhibit F attached hereto shall be the initial Officers of the Company and shall hold the position or positions set forth opposite their names on Exhibit F. Each Officer shall serve at the pleasure of the Board of Managers until his or her successor is duly elected until his or her earlier resignation or removal, in which case Exhibit F shall be amended accordingly.

7.02 Duties. Except as otherwise provided or prohibited herein, the Officers shall (a) be responsible for the day-to-day operation and management of the business and affairs of the Company, (b) make all decisions, and take or cause to be taken all such actions, on behalf of the Company or otherwise as are necessary in connection with the operation and management of the Company in the ordinary course of business, (c) be responsible to effect all properly approved orders and resolutions of the Board of Managers, except as may be otherwise delegated by the Board of Managers or provided by law and (d) perform such other duties as from time to time may be assigned by the Board of Managers. Without limiting the generality of the foregoing, any of the Officers is authorized to (e) sign contracts and obligations on behalf of the Company, including, without limitation, purchase contracts, sales contracts, leases, promissory notes, mortgages and deeds of trust, (f) institute and defend legal proceedings, (g) lend money, (h) invest and reinvest Company funds and (i) appoint employees and agents. Notwithstanding the foregoing, in no event shall this Section 7.02 operate or be construed to allow the Officers to act in contravention of Section 5.02 or 6.02 hereof.

7.03 Delegation of Authority; Officers. The Board of Managers shall have the authority and power to appoint Officers and to delegate to one or more of such Officers, the rights and powers to manage and control the business and affairs of the Company; provided, that the Board of Managers may not delegate the right to vote that is reserved exclusively to the Board of Managers in this Agreement. The Officers of the Company, if deemed necessary by the Board of Managers, may include a president, one or more vice presidents, treasurer, secretary, assistant treasurer and assistant secretary. The Officers shall serve at the pleasure of the Board of Managers, subject to all rights, if any, of an Officer under any contract of employment. Any individual may hold any number of offices. The Officers shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers.

7.04 Standard of Conduct. Each of the Officers shall discharge the duties of an officer in good faith, in a manner he or she reasonably believes to be in the best interest of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. In discharging his or her duties, the Officer is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by employees of the Company whom the Officer reasonably believes to be reliable and competent in the matters presented, or legal counsel, public accountants, or other persons as to matters the. Officer reasonably believes are within the person’s professional or expert competence. An Officer is not acting in good faith who has knowledge concerning the matter in question that makes reliance otherwise permitted by this provision unwarranted. An Officer shall not be liable for any action taken as an officer, or any failure to take any action, if the Officer has performed the duties of the office in compliance with this provision. An Officer’s liability shall be limited as set forth in this Declaration, the Act and other applicable law.

7.05 Resignation. An Officer may voluntarily resign at any time by delivering written notice to the Board of Managers. A resignation is effective without acceptance when the notice is delivered to the Board of Managers, unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Board of Managers accepts the future effective date, the Board of Managers may fill the pending vacancy before the effective date if it provides that the successor does not take office until the effective date. An Officer’s resignation does not affect the Company’s contractual rights, if any, with the Officer.

ARTICLE XIII

TRANSFERABILITY

8.01 Transfers. Subject to and in full compliance with the terms and conditions of this Declaration, including, but not limited to, the conditions set forth in Section 8.02 hereof, the Member may Transfer to any Person permitted to be a member of a limited liability company under the Act, all, but not less than all, of the Member’s Membership Interest.

8.02 Conditions to Transfers. The Member shall not make a Transfer of its Membership Interest without the satisfaction of all of the conditions set forth in this Section 8.02. The Company shall register the Membership Interest in the name of a transferee, and the transferee shall be deemed to own such Membership Interest and shall become a Member, with the rights and responsibilities of a Member, only if and when all of the following conditions are satisfied:

(a) the transferee executes a counterpart signature page of this Declaration;

(b) the Company has received a written instrument of Transfer of such Membership Interest in a form satisfactory to the Company, which instrument shall be signed by the transferor and the transferee and shall contain the name and address of the transferee and the transferee’s express acceptance of and agreement to be bound by all of the terms and conditions of this Declaration;

(c) all requirements of applicable state and federal securities laws have been met; and

(d) such Transfer shall not result in the Company no longer being classified as a Disregarded Entity.

8.03 Substitution of a Member. A transferee of a Membership Interest shall be admitted as a Substitute Member and admitted to all the rights of the transferor upon the satisfaction of the conditions set forth in Section 8.02 hereof. If so admitted, the Substitute Member shall have all the rights and powers, and be subject to all the restrictions on and liabilities of, the transferor. The admission of a Substitute Member shall not release the transferor from any liability to the Company that may have existed prior to the Transfer of the Membership Interest to the Substitute Member.

ARTICLE IX

DISSOLUTION, TERMINATION AND

LIQUIDATION OF THE COMPANY

9.01 Dissolution.

(a) The Company shall be dissolved and its affairs wound up upon the first to occur of any of the following events (each of which shall constitute a “Dissolution Event”):

(i) at any time there is no Member of the Company unless the business of the Company is continued without dissolution in a manner permitted by the Act;

(ii) the entry of a decree of judicial dissolution under the Act;

(iii) the written consent of the Member; or

(iv) the sale of all or substantially all of the assets of the Company, unless the Member determines to continue the business of the Company pursuant to Section 5.02 hereof .

(b) The bankruptcy or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution. Notwithstanding any other provision in this Declaration, the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be the Member of the Company, and upon the occurrence of such an event, the business of the Company shall be continued without dissolution.

(c) Upon the occurrence of a Dissolution Event, the Company shall continue its existence until the winding up of the affairs is completed and a certificate of cancellation of the Certificate of Formation has been filed with the Secretary of State of the State of Delaware.

A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of the Company’s liabilities to creditors so as to minimize the normal losses attendant to such liquidation.

9.02 Winding Up, Liquidation and Distribution of Assets.

(a) Upon the occurrence of a Dissolution Event, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Officers immediately shall proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Officers shall sell or otherwise liquidate all of the Company’s assets as promptly as practicable and distribute the proceeds of the liquidation of such assets and any other remaining, unliquidated assets in the following order of priority:

(i) to creditors, excluding the Member, to the extent permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof); and then

(ii) to the Member.

Liquidation proceeds shall be paid within sixty (60) days of the end of the Company’s fiscal year or, if later, within ninety (90) days after the date of dissolution.

(c) The Officers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

9.03 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a certificate of cancellation shall be executed and filed in accordance with the Act. Upon the filing with the Secretary of State of the State of Delaware of a certificate of cancellation of the Certificate of Formation, the existence of the Company shall cease.

9.04 Final Accounting. The Member shall be furnished a statement reviewed by the Company’s accountants, which shall set forth the assets and liabilities of the Company as at the date of distribution and liquidation of the Company.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Declaration shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s or Company’s address, as appropriate, which is set forth in this Declaration.

10.02 Fiscal Year. The Company’s fiscal year for financial and tax purposes shall end on December 31 of each year.

10.03 Application of Delaware Law. This Declaration and the application or interpretation hereof shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act, without regard to principles of conflict of laws.

10.04 Waiver of Action for Partition. The Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

10.05 Amendments to Organizational Documents. This Declaration and the Certificate of Formation may not be amended, restated or otherwise modified in any respect by the Member or the Board of Managers without the Approval of the Member and the affirmative vote of the Board of Managers.

10.06 Construction. Whenever the singular number is used in this Declaration and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

10.07 Headings and Pronouns. The headings in this Declaration are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Declaration or any provision hereof. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural as the identity of the Person or Persons may require.

10.08 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Declaration shall not be deemed a waiver of such violation or failure to perform or of any subsequent violation or failure to perform.

10.09 Successors and Assigns. Each and all of the covenants, terms and provisions herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Declaration, their respective legal representatives, successors and assigns.

10.10 Creditors. Except as otherwise provided in this Declaration, none of the provisions of this Declaration shall be for the benefit of or enforceable by any creditors of the Company.

10.11 Indemnification. The Company shall, to the maximum extent provided by law, indemnify, defend and hold harmless each present or former Member, Board Member or Officer (“Indemnitee”), to the extent of the Company’s assets, from and against any liability, damage, cost, expense, loss, claim, judgment or amounts paid in settlement thereof (including reasonable attorneys’ fees and costs in settlement or defense thereof) incurred by reason of the fact that such

Indemnitee is or was a Member, Board Member or Officer. Notwithstanding the foregoing, no Indemnitee shall be so indemnified, defended or held harmless for claims arising out of a breach by the Indemnitee of this Declaration or any acts or omissions by the Indemnitee that constitute fraud, willful misconduct or breach of fiduciary duty to the Company or to the Member. The Company shall advance the expenses of defense if the Indemnitee undertakes in writing to repay the advanced funds to the Company if the Indemnitee is finally determined by a court of competent jurisdiction not to be entitled to indemnification pursuant to this Section 10.11.

IN WITNESS WHEREOF, this Declaration has been executed by the Member to be effective as of the date first above written.

EATON HYDRAULICS INC. a Delaware corporation

By:	/s/ E. R. Franklin

Print name: E. R. Franklin
Title: Vice President and Secretary